Exhibit I

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This English version is provided for the purpose of reference only. If there is a difference of interpretation between the original Korean text and this English version, the Korean text shall prevail.

The Enforcement Decree of

the Korea Development Bank Act

Chapter I. Registration

Chapter II. Operations

Chapter III. Industrial Finance Bonds

Chapter III-2. Criteria and Supervision for Managerial Soundness

Chapter IV. Miscellaneous

Addenda

The Enforcement Decree of

the Korea Development Bank Act

Presidential Decree No. 858, Promulgated on January 18, 1954

Amended by Cabinet Decree No. 458, February 20, 1962

Amended by Presidential Decree No. 3667, December 17, 1968

Amended by Presidential Decree No. 4186, October 29, 1969

Amended by Presidential Decree No. 4253, November 14, 1969

Amended by Presidential Decree No. 5497, January 27, 1971

Amended by Presidential Decree No. 7986, February 12, 1976

Amended by Presidential Decree No. 8613, July 2, 1977

Amended by Presidential Decree No. 10022, September 10, 1980

Amended by Presidential Decree No. 14438, December 23, 1994

Amended by Presidential Decree No. 14632, April 28, 1995

Amended by Presidential Decree No. 15514, November 29, 1997

Amended by Presidential Decree No. 16323, May 24, 1999

Amended by Presidential Decree No. 16617, December 27, 1999

Amended by Presidential Decree No. 16742, March 4, 2000

Amended by Presidential Decree No. 18457, June 29, 2004

Amended by Presidential Decree No. 18736, March 8, 2005

Amended by Presidential Decree No. 19191, December 28, 2005

Amended by Presidential Decree No. 20653, February 29, 2008

Chapter I. Registration

Article 1.

The registration as provided for in Paragraph (1) of Article 6 of the Korea Development Bank Act (the “Act”) shall be made in accordance with the provisions of this Chapter.

Article 2.

(1)	The Governor and Chairman of the Board of Directors (the “Governor”) of the Korea Development Bank (the “KDB”) shall, within two weeks from the date on which the KDB is incorporated, register the incorporation of the KDB at the location of its head office.

(2)	The registration of the incorporation shall contain the following matters:

1.	Purpose;

2.	Name;

3.	Location of head office;

4.	Location of branches and sub-branches;

5.	Capital;

6.	Method of payment of the capital;

7.	Name, resident registration number and address of the Governor;

8.	Names and addresses of the Deputy Governor, Executive Directors and Auditor; and

9.	Method of serving public notice.

(3)	The KDB shall, at the location of its branches and sub-branches, register the particulars mentioned in Paragraph (2) within three weeks from the date of the registration of the incorporation.

Article 3.

When the KDB establishes a branch or sub-branch, the KDB shall register the following matters:

1.	The location and date of establishment of such a branch or sub-branch at the location of the head office within two weeks; and

2.	The particulars mentioned in Subparagraphs 1 through 3, 7 and 9 of Paragraph (2) of Article 2 at the location of each newly established branch or sub-branch within three weeks.

Article 4.

(1)	When the KDB has moved its head office to another location, the KDB shall register the new location and date of move at the original location, and the matters prescribed in each Subparagraph of Paragraph (2) of Article 2 at the new location within two weeks.

(2)	When the KDB has moved a branch or sub-branch to another location, the KDB shall register the new location of such branch or sub-branch and the date of movement at the location of the head office and the matters prescribed in Subparagraphs 1 through 3, 7 and 9 of Paragraph (2) of Article 2 at the new location of such branch or sub-branch.

Article 5.

If any change has occurred in any of the particulars mentioned in Paragraph (2) of Article 2, such change shall be registered at the location of the head office within two weeks. In this case, if the matters prescribed in Subparagraphs 1 through 3, 7 and 9 of Paragraph (2) of Article 2 have been changed, such changes shall be registered at the location of each branch or sub-branch within three weeks.

Article 6.

(1)	If a proxy has been appointed in accordance with Article 15 of the Act, the following particulars shall, within two weeks after the appointment, be registered at the location of the head office, branch or sub-branch for which he is the proxy:

1.	The name, resident registration number and address of the proxy; and

2.	(deleted)

3.	Restrictions, if any, on the powers of the proxy.

(2)	If any change has occurred in any of the particulars mentioned in Paragraph (1), such change shall be registered in accordance with the same Paragraph.

Article 7. (deleted)

Article 8.

If the approval of the Financial Services Commission is required with respect to any of the particulars which are to be registered in accordance with Articles 2 through 6, the registration period shall commence on the date when the written approval is received.

Article 9. (deleted)

Article 10.

(1)	The competent registry office with respect to the registrations by the KDB shall be the district court, branch court of a district court or registry office, as the case may be, which has jurisdiction over the head office, branch or sub-branch of the KDB.

(2)	Each registry office shall keep the Register Book of the Korea Development Bank.

Article 11.

Registrations by the KDB shall be made upon application therefor by the Governor of the KDB.

Article 12.

The following documents shall be attached to the application form for registration under Article 2:

1.	The By-laws;

2.	The certificate of approval obtained pursuant to Paragraph (2) of Article 55 of the Act;

3.	Documents certifying that the initial capital has been paid-in; and

4.	The certificate identifying the Governor.

Article 13.

The following documents shall be attached to the application form for registration under Articles 3 through 5:

1.	In case of registration under Article 3, documents certifying the establishment of such branch or sub-branch;

2.	In case of registration under Article 4, documents certifying the movement of the head office, branch or sub-branch; and

3.	In case of registration under Article 5, documents certifying such change in the contents of the registration.

Article 14.

The following documents shall be attached to the application form for registration under Article 6:

1.	Documents certifying the appointment of the proxy under Article 15 of the Act; and

2.	Documents certifying the restrictions, if any, imposed on the powers of the proxy under Subparagraph 3 of Paragraph (1) of Article 6.

Article 15. (deleted)

Article 16.

The Non-Litigation Case Procedure Act shall apply mutatis mutandis to the registration of the KDB except otherwise provided for in this Decree. For the purpose of this Article the word “branch” of the aforementioned Act shall mean “branch or sub-branch”, as the case may be.

Article 17.

When the KDB has completed the registration of its incorporation in accordance with Article 2, it shall serve immediate public notice thereof.

Chapter II. Operations

Article 18. (deleted)

Article 18-2. (deleted)

Chapter III. Industrial Finance Bonds

Article 19.

Industrial Finance Bonds shall be governed by, in addition to the provisions of Articles 25 through 29 of the Act, the provisions of this Chapter.

Article 20. (deleted)

Article 21. (deleted)

Article 21-2.

(1)	Industrial Finance Bonds shall be issued by public offering or private placement with qualified investors.

(2)	The issuance of Industrial Finance Bonds by public offering shall adopt the method of floatation (including the method of competitive bidding) or public sale.

Article 22.

(1)	Any person who intends to subscribe to Industrial Finance Bonds shall state on the application forms in duplicate the number of Industrial Finance Bonds to which he intends to subscribe, and his address, and shall place his signature and seal thereon.

(2)	The application form shall be prepared by the Governor, and shall contain the following particulars:

1.	The name of the KDB;

2.	The total amount of Industrial Finance Bonds to be issued;

3.	The nominal value of each Industrial Finance Bond;

4.	The rate of interest on Industrial Finance Bonds to be issued;

5.	The manner and date of redemption;

6.	The manner and date of payment of interest;

7.	The issue price or minimum level of issue price of Industrial Finance Bonds;

8.	The authorized capital and paid-in capital of the KDB;

9.	The statement that they are being issued under Article 26 of the Act, if issued thereunder; and

10.	The total amount of unredeemed Industrial Finance Bonds, if any.

(3)	In case that the rate of interest on Industrial Finance Bonds has not been set in spite of the provision of Subparagraph 4 of Paragraph (2), the subscriber shall state on the application form the subscription rate of interest.

(4)	In case that the issue price of Industrial Finance Bonds has not been set or the minimum level of issue price has been set in spite of the provision of Subparagraph 7 of Paragraph (2), the subscriber shall state on the application form the subscription price.

Article 23.

The provisions of Article 22 shall not apply when the total amount of Industrial Finance Bonds being issued is taken up under an underwriting agreement.

Article 24.

If it is stated in the application form that the Industrial Finance Bonds are validly issued even when the total amount of subscriptions to the bonds has not reached the total amount of the bonds stated in the application form, the total amount of subscriptions shall be that of the bonds.

Article 25.

When the subscription period for Industrial Finance Bonds has been closed, the Governor shall, without delay, demand that subscribers shall pay the full amount of each bond.

Article 26.

No certificate of Industrial Finance Bonds shall be issued until after the total amount of the issued Industrial Finance Bonds is paid up except when the Industrial Finance Bonds are issued under Article 27.

Article 27.

(1)	In case that Industrial Finance Bonds are issued by a public sale, the sale period shall be set in advance.

(2)	When Industrial Finance Bonds are issued under Paragraph (1), the application form for subscription shall not be executed.

(3)	In the certificate of Industrial Finance Bonds issued under Paragraph (1), the particulars mentioned in Subparagraphs 1, 3, 4, 5 and 6 of Paragraph (2) of Article 22, and the serial number of each Industrial Finance Bond shall be stated.

Article 28.

When the KDB issues Industrial Finance Bonds by a public sale, it shall serve public notice by advertising the sale period and the particulars stated in Subparagraphs 1 through 7 of Paragraph (2) of Article 22.

Article 29.

(1)	The KDB shall cause the Register of Industrial Finance Bonds to be kept at its head office.

(2)	In the Register of Industrial Finance Bonds, the following matters shall be contained:

1.	Total number of Industrial Finance Bonds, and the serial number of each bond;

2.	The date on which the bond certificate is issued; and

3.	The particulars stated in Subparagraphs 2 through 6 of Paragraph (2) of Article 22.

(3)	When Industrial Finance Bonds are issued in non- bearer form, the following particulars shall, in addition to those stated in Paragraph (2), be contained in the Register of Industrial Finance Bonds:

1.	The name and address of each holder; and

2.	The date of acquisition thereof.

Article 30.

Holders of Industrial Finance Bonds shall, at any time during the business hours of the KDB, be entitled to request the inspection of the Register of Industrial Finance Bonds.

Article 31.

The transfer of an Industrial Finance Bond in non-bearer form shall not be set up against the KDB or other third parties unless and until the name and address of the transferee are entered in the Register of Industrial Finance Bonds, and unless and until the name of the transferee is entered on the bond certificate.

Article 32.

(1)	A pledge on an Industrial Finance Bond in non-bearer form shall not be set up against the KDB or other third parties unless and until the name and address of the pledgee are entered in the Register of Industrial Finance Bonds.

(2)	When a pledge is created in accordance with Paragraph (1), the KDB shall enter a statement to that effect on the bond certificate.

Article 33.

The KDB may redeem Industrial Finance Bonds by purchasing them to the extent it does not stymie the business operations of the KDB prescribed in Article 18.

Article 34.

(1)	When the coupon attached to an Industrial Finance Bond in bearer form has been lost, an amount equivalent thereto shall, upon redemption, be deducted from the sum to be repaid.

(2)	The bearer of the coupon stated in Paragraph (1) may, at any time, request the KDB, in exchange for the coupon, to pay the amount which has been deducted.

Article 35.

(1)	Notices or peremptory notices to subscribers to Industrial Finance Bonds shall be sent to the address entered on the subscription application form. If the subscriber gives the KDB another address for the purpose of notices or peremptory notices, they shall be sent there.

(2)	The provisions of Paragraph (1) shall apply to notices or peremptory notices sent to persons having title to Industrial Finance Bonds before the bond certificate is issued.

(3)	Notices or peremptory notices to holders of Industrial Finance Bonds in non-bearer form shall be sent to the address appearing on the Register of Industrial Finance Bonds. If the holder gives the KDB another address for the purpose of notices or peremptory notices, they shall be sent there.

(4)	Notices or peremptory notices to holders of Industrial Finance Bonds in bearer form may be given by public notice.

Chapter III-2. Criteria and Supervision for Managerial Soundness

Article 35-2. (Definition)

The terms used in this Chapter shall have the meaning as follows:

1.	The “Net Worth” shall mean the net worth as defined in Subparagraph 5 of Paragraph (1) of Article 2 of the Banking Act.

2.	“Credit” shall mean the credit as defined in Subparagraph 7 of Paragraph (1) of Article 2 of the Banking Act.

3.	“Business Group” shall mean the business group as defined in Subparagraph 2 of Article 2 of the Monopoly Regulation and Fair Trade Act.

Article 35-3. (Prudential Supervision)

(1)	The Financial Services Commission shall conduct supervision of the KDB in accordance with Articles 35-4 through 35-14 under Article 47 of the Act.

(2)	The Financial Services Commission may establish the detailed regulation necessary for the supervision pursuant to Paragraph (1).

Article 35-4. (Credit Limit on the Same Single Borrower)

(1)	The KDB shall not extend Credit exceeding 25 percent of its Net Worth to the same single person, legal entity and other persons who belong to the same Business Group (collectively the “Same Single Borrower”); provided, however, that the KDB is exempted from this limitation in any of the following cases:

1.	Where the KDB extends additional Credit to the company that is undergoing corporate reorganization proceedings or the composition proceedings under the Debtor Rehabilitation and Bankruptcy Act, or the work-out programme under the auspices of creditor financial institutions;

2.	Where the KDB extends additional Credit to the person that has acquired the company set forth in Subparagraph 1 under the merger and acquisition (M&A) agreement;

3.	Where the KDB breaches the credit limit hereof owing to the following reasons though the KDB did not extend additional Credit:

a.	the increase of Korean Won-converted amount resulting from exchange rate fluctuations;

b.	the capital reduction of the KDB;

c.	the changes of the ownership composition of the Same Single Borrower;

d.	M&A, or business transfer among the companies which received Credit; or

e.	any other unavoidable circumstances including the rapid change of economic conditions as deemed necessary by the Financial Services Commission;

4.	Where the KDB extends Credit to the electricity developer in accordance with the electricity development project implementation plan pursuant to the Special Act concerning Electricity Development; or

5.	Where the Financial Services Commission acknowledges, subject to the consultation with the Minister of Strategy and Finance as necessary to implement industrial policies or to enhance national living standards including social overhead capital (SOC) projects.

(2)	If the KDB fails to keep to the credit limit, as set forth in the main sentence of Paragraph (1) pursuant to Subparagraph 3 of Paragraph (1), it shall achieve such credit limit as set forth in the main sentence of Paragraph (1) within one year from the date of such breach of the required limit; provided, however, that the Financial Services Commission may extend the obedience period in a definite period of time in the following cases:

1.	Where it is difficult to collect the already extended credit in time, because the credit is not due;

2.	Where the circumstances, as set forth in Subparagraph 3.a or 3.b of Paragraph (1), last for a long time and, if KDB collects the credit, it is worried that it may severely hinder managerial stability of the company that received the credit; or

3.	Where the Financial Services Commission acknowledges the capital adequacy of the KDB as not being severely hurt even though the KDB fails to keep the credit limit during a definite period of time in such circumstances as in Subparagraphs 1 and 2.

Article 35-5. (Credit Limit on the Same Person, etc.)

(1)	The KDB shall not extend Credit exceeding 20 percent of its Net Worth to each of the same person or legal entity.

(2)	The KDB shall not extend a large amount of Credit, which shall mean the credit exceeding 10 percent of its Net Worth, to each of the Same Single Borrower, in an aggregate amount over five times of its Net Worth.

(3)	The provisions of Paragraph (1) proviso and Paragraph (2) of Article 35-4 shall apply mutatis mutandis to Paragraphs (1) and (2).

Article 35-6. (Limitation on Equity Participation in Other Legal Entity, etc.)

(1)	The KDB shall not acquire stocks exceeding 15 percent of voting stocks (including subscription certificates hereinafter in this Article) of any legal entity; provided, however, that the KDB is exempted from such limitation in the following cases:

1.	Where the KDB acquires the stocks of other legal entities, which the Government has channeled to the KDB as a capital subscription;

2.	Where the KDB acquires bonus stocks through stock dividends or capital increase without consideration;

3.	Where the KDB acquires stocks through debt/equity conversion resulting from corporate restructuring, and so forth;

4.	Where the KDB acquires stocks by executing security rights;

5.	Where the KDB acquires stocks by participating in capital increase with consideration to the extent of its existing shares;

6.	Where the KDB acquires stocks by converting stock- related bonds, including bonds with subscription warrant, into stocks;

7.	Where the KDB invests in and acquires stocks of a company, the line of which is designated by the Financial Services Commission, while the KDB has ownership over 15 percent of its voting stocks (the “Subsidiary”). In this case, the total investments to each Subsidiary shall not exceed 20 percent of the Net Worth (excluding the amount which has been paid-in under the provision of Subparagraph 10) of the KDB;

8.	Where the KDB invests in the small and medium-sized venture investment partnerships under the Support for Small and Medium Enterprise Establishment Act, the new technology investment partnerships under the Specialized Credit Financial Business Act (i.e., the Non-Bank Financial Institutions Act), the component and material-specialized investment partnerships under the Act on Special Measures for Promotion of Component and Material-specialized Enterprises, etc., the corporate restructuring partnerships under the Industrial Development Act or the Korea Venture Fund under the Act on Special Measures for the Promotion of Venture Businesses;

9.	Where the KDB invests in and acquires stocks of either venture businesses under the Act on Special Measures for the Promotion of Venture Business, or SMEs under the Framework Act on SMEs; or

10.	Other cases, which the Financial Services Commission approves, as deemed necessary to fulfill the purpose of the KDB.

(2)	The KDB shall not conduct the following activity in transaction with the Subsidiary:

1.	To extend Credit to the Subsidiary exceeding the limit as set by the Financial Services Commission;

2.	To extend Credit backed by the stocks issued by the Subsidiary; or

3.	To extend Credit to cause any person to buy the stocks issued by the Subsidiary.

Article 35-7. (Limitation on Securities Ownership, etc.)

The KDB shall not engage in the following business:

1.	To hold stocks or securities whose maturity exceeds three years exceeding 60 percent of its Net Worth; provided, however, that the following securities shall be excluded therefrom:

a.	Stocks underwritten by the KDB in accordance with Subparagraph 5 of Article 18 of the Act;

b.	Any bond issued by the Government, municipalities or special-type legal entity established by special laws;

c.	The Currency Stabilization Bonds issued by the Bank of Korea;

d.	Any bond issued by the fund pursuant to the Framework Act on Fund Management; or

e.	Any securities acquired through the Government’s subscription to the KDB;

2.	To possess real estate other than business-purpose one; provided, however, that the acquisition of real estate by means of execution of mortgage or other security rights shall be excluded therefrom;

3.	To possess business-purpose real estate exceeding 60 percent of its Net Worth;

4.	To extend loans to help speculate in goods or securities;

5.	To extend loans backed by stocks of other corporations, directly or indirectly, exceeding 20 percent of total stocks issued by such corporations; provided, however, that the following legal entity shall be excluded therefrom:

a.	A legal entity established for the purpose of financing specific projects that require considerable time and funds, such as arrangement of SOC facilities, public housing construction and resources development, etc. and that are capable of capital repayment using the projects’ expected cash flow, etc.; or

b.	A legal entity under the corporate reorganization process implemented jointly by creditor financial institutions for the purpose of corporate restructuring, and so forth;

6.	To extend loans to officers, directors and employees of the KDB or its Subsidiaries; provided, however, that petit loans as specified by the Financial Services Commission shall be excluded therefrom.

Article35-8.(Disposition of Non-Business-Purpose Assets, etc.)

The KDB shall dispose of assets in accordance with the rule established by the Financial Services Commission, which shall be prohibited from acquiring or possessing pursuant to this Decree, when it has acquired such assets by means of execution of security rights.

Article35-9.(Establishment of Risk Management Systems)

In order to control various managerial risks, the KDB shall establish and operate risk management systems which prescribe appropriate operating standards and procedures, enforce comprehensive asset/liability management, and so forth.

Article 35-10. (Accounting Standards)

The financial accounting of the KDB is subject to the banking accounting standards established by the Securities and Futures Commission under the Act on the Establishment, etc. of the Financial Services Organizations, and the bank-related accounting standards established by the Financial Services Commission; provided, however, that other matters not provided for in these standards are subject to the corporate accounting standards.

Article 35-11. (Scope of Prudential Supervision)

Prudential supervision and inspection conducted by the Financial Services Commission shall be limited to the examination of financial accounting in accordance with Article 22 of the Board of Audit and Inspection Act and matters other than job inspection in accordance with Article 24 of the same Act.

Article 35-12. (Guidance of Sound Management)

(1)	The KDB shall classify its assets by safety and soundness on a regular basis, thereby accumulating and maintaining an adequate reserve for possible loan losses; provided, however, that credits to the Government, municipalities or Government- invested institutions are exempted from such reserves as required to be set aside.

(2)	The KDB shall observe the asset management standards established by the Financial Services Commission such as the capital adequacy ratio against the risk-weighted assets, the Won-denominated current assets ratio against the Won current liabilities, and so forth according to the standards set by the Bank for International Settlements.

(3)	Where the KDB is deemed to seriously harm its sound management, such as failing to meet the guidelines for sound management referred to in this Chapter, the Financial Services Commission may demand that the KDB take measures necessary to improve its management.

Article 35-13. (Disclosure of Management)

The KDB shall disclose important information and other materials on management conditions as the Financial Services Commission may determine.

Article35-14.(Establishment, etc. of General Conditions of Financial Transactions)

(1)	Where the KDB intends to establish or modify the general terms and conditions on financial transactions, it shall make a report in advance to the Financial Services Commission.

(2)	The Financial Services Commission may recommend that the KDB modify its general terms and conditions referred to in Paragraph (1) as it deems necessary in order to maintain fair play and soundness in financial transactions.

(3)	The Financial Services Commission may determine the time and procedures for reporting the establishment or modification of the general terms and conditions under Paragraph (1), and other necessary matters.

(4)	The KDB shall disclose specific terms and conditions of financial contracts as determined by the Financial Services Commission.

Chapter IV. Miscellaneous

Article 36.

The KDB shall, in preparing its annual operational program, take into consideration the information and data supplied by the relevant governmental authorities.

Article 37.

(1)	On the subscription certificate of the KDB, the following matters shall be stated, and the Governor shall sign and affix his seal thereon:

1.	The name of the KDB;

2.	The date on which the KDB was incorporated;

3.	The authorized capital of the KDB;

4.	The person who has paid-in the capital; and

5.	The amount which has been paid-in.

(2)	Whenever the capital of the KDB is paid-in by the Government under Article 4 of the Act, or the reserve is capitalized under Paragraph (2) of Article 43 of the Act, the KDB shall issue and deliver the subscription certificate prescribed in Paragraph (1) to the Government.

Article 37-2.

(1)	Any capitalization of the reserve by the KDB under Paragraph (2) of Article 43 of the Act shall be made subject to the approval from the Minister of Strategy and Finance after the resolution of the Board of Directors.

(2)	The Minister of Strategy and Finance, in giving the approval under the Paragraph (1), shall consult with the Financial Services Commission in advance on whether the distribution of the net profit remaining is appropriate considering the influence it has on the KDB’s sound management and efficient business performance, etc.

Article 37-3. (Method of Dividend in Kind)

(1)	When the KDB intends to distribute a portion of its annual net profit in the form of dividend in kind under the provision of Paragraph (3) of Article 43 of the Act, such dividend shall originate from the properties which have been paid-in the KDB.

(2)	The provision of Article 4 of the Act on the Contribution In-kind of State Properties shall apply mutatis mutandis to compute the value of the properties which have been paid-in under Paragraph (1).

Article 38.

The Financial Services Commission may establish procedures for the submission of an application for any approval required to be obtained under the Act, and for the supervision of the KDB.

Article 39. (deleted)

Article 40.

(1)	The negligence fine under Paragraph (2) of Article 54-3 of the Act shall be imposed by the Financial Services Commission through a written notice specifying the relevant violations after the due process of investigation thereof, the method of complaints, the period of complaints and the amount of the negligence fine.

(2)	The Financial Services Commission shall decide the amount of the negligence fine in consideration of the motive, degree and result of the relevant violations.

(3)	In imposing the negligence fine, the Financial Services Commission shall render the imposed person an opportunity of oral or written complaints within a period of more than ten (10) days. In case no complaint is raised by the last day of the aforementioned period, it would be deemed that there is no complaint.

Addendum

This Decree shall come into force on the date of its promulgation.

Addendum

(Presidential Decree No. 5497, January 27, 1971)

This Decree shall come into force on the date of its promulgation.

Addendum

(Presidential Decree No. 7986, February 12, 1976)

This Decree shall come into force on the date of its promulgation.

Addendum

(Presidential Decree No. 8613, July 2, 1977)

This Decree shall come into force on the date of its promulgation.

Addendum

(Presidential Decree No. 10022, September 10, 1980)

This Decree shall come into force on the date of its promulgation.

Addendum

(Presidential Decree No. 14438, December 23, 1994;

Organization of the Ministry of Finance and Economy and its subdivision)

This Decree shall come into force on the date of its promulgation.

Addendum

(Presidential Decree No. 14632, April 28, 1995)

This Decree shall come into force on the date of its promulgation.

Addendum

(Presidential Decree No. 15514, November 29, 1997)

This Decree shall come into force on the date of its promulgation.

Addenda

(Presidential Decree No. 16323, May 24, 1999)

Article 1.

This Decree shall come into force on the date of its promulgation.

Articles 2-4. (omitted)

Addenda

(Presidential Decree No. 16617, December 27, 1999)

Article 1.

This Decree shall come into force on the date of its promulgation.

Articles 2 and 3. (omitted)

Addenda

(Presidential Decree No. 16742, March 4, 2000)

Article 1. (Enforcement Date)

This Decree shall come into force on the date of its promulgation.

Article 2. (Transitional Measures on Credit Limit)

(1)	Where the KDB extends Credits in excess of the Credit limit under the amendments to Paragraph (1) of Article 35-4 and Paragraph (1) of Article 35-5 at the time of the entry into force of this Decree, the KDB is required to conform to the said amendments not later than December 31, 2004, and shall present a detailed action plan for such implementation to, and obtain the approval from, the Financial Supervisory Commission within one month from the enforcement Date of this Decree.

(2)	Where the KDB extends Credits in excess of the Credit limit under the amendments to Paragraph (2) of Article 35-5 at the time of the entry into force of this Decree, the KDB is required to conform to the said amendments not later than December 31, 2000, and shall present a detailed action plan for such implementation to, and obtain the approval from, the Financial Supervisory Commission within one month from the enforcement Date of this Decree.

Article 3. (Transitional Measures on Stock Ownership of Other Companies)

Where the KDB owns stocks in excess of 15 percent of total stocks (including subscription certificates) issued by other legal entities, which do not fall within the amendments to Subparagraphs 1 through 9 of Paragraph (1) of the Article 35-6 at the time of the entry into force of this Decree, the KDB is deemed to own such stocks subject to the approval of the Minister of Finance and Economy in accordance with the amendments to Subparagraph 10 of Paragraph (1) of Article 35-6.

Addenda

(Presidential Decree No. 18457, June 29, 2004)

Article 1. (Enforcement Date)

This Decree shall come into force on July 1, 2004.

Articles 2-4. (omitted)

Addenda

(Presidential Decree No. 18736, March 8, 2005)

Article 1. (Enforcement Date)

This Decree shall come into force on the date of its promulgation.

Articles 2-5. (omitted)

Addendum

(Presidential Decree No. 19191, December 28, 2005)

This Decree shall come into force on January 1, 2006 ; provided, however, that the amended provision of Subparagraph 1 of Paragraph (1) of Article 35-4 shall come into force on April 1, 2006.

Addenda

(Presidential Decree No. 20653, February 29, 2008)

Article 1. (Enforcement Date)

This Decree shall come into force on the date of its promulgation.

Articles 2. (omitted)